LETTER OF AGREEMENT

This Agreement dated this 19th day of November, 1998 by and between etc...group, inc ("etc...") a creative services company and MSH Entertainment Corporation ("MSHE") a multi-faceted, publicly traded, entertainment company (collectively the "Parties") concerning the formation of a strategic alliance between etc... and MSH with respect to corporate video and corporate television production;

WHEREAS, etc... warrants and represents that it is a creative services company with ties to high tech Silicon Valley companies who need a boutique type approach to a variety of corporate communications issues; and

WHEREAS, MSHE is desirous of entering the field of corporate video and corporate television production;

NOW, THEREFORE, the Parties agree as follows:

         1.  The Parties shall form a strategic alliance (the
             "Alliance") for etc... to serve as the corporate video and corporate television production services company for the Alliance.

         2. All corporate video production and commercial production for the Alliance shall be handled by etc... and MSHE agrees to turn over same to etc...

         3. Any inquiries, bid request or jobs concerning any of the above that are presented to MSHE will be turned over to etc...

         4. Any inquiries, bid request or jobs concerning the multi-faceted entertainment business as represented by MSHE (i.e., music library, animation, recording studio, voice over studio and video dubbing, film and theatrical entertainment) that come through etc... will be turned over to MSHE.

         5. etc... and MSHE will include each other in their corporate collateral.

         6. All jobs presented to etc... by MSHE (to be agreed upon and defined) shall be divided 60% etc..., 40% MSHE.

         7. For all jobs procured by etc... whether through the use of MSHE's name or not, etc... agrees that when production budgets allow, etc... will utilize MSHE's music library, animation facilities, recording studio, voice over studio, voice talent and video dubbing facility, and MSHE will be compensated at the standard fee structure for these and all specialized services.

         8. etc... shall have access to, and use of, MSHE's office facilities in New York and Los Angeles on an as available basis.

         9. MSHE shall have access to, and use of, etc... offices in San Jose, California on an as available basis.

         10. The term of this agreement shall be for twelve (12) months from the date above, and can be renewed by mutual agreement of the Parties for an additional eighteen (18) months, or longer.

If the understanding between the Parties is correctly reflected above, the Parties agree to execute this letter of agreement and until such time a more formal agreement is drafted and executed, subject to good faith negotiation, this document shall serve as the agreement between the Parties.


Agreed To and Accepted:                 Agreed To and Accepted:
etc... group, inc                       MSH Entertainment Corporation



BY: /s/ Stan Harris                     BY: /s/ Jonathan Stathakis
    ----------------------------            ----------------------------
Stan Harris, President                  Jonathan Stathakis, President